United States securities and exchange commission logo





                     October 20, 2022

       Thomas Mika
       Executive VP and Chief Financial Officer
       POET TECHNOLOGIES INC.
       1107-120 Eglinton Avenue East
       Toronto, Ontario, M4P1E2, Canada

                                                        Re: POET TECHNOLOGIES
INC.
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Form 6-K furnished
August 9, 2022
                                                            File No. 001-41319

       Dear Thomas Mika:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Mark D. Wood